KPMG
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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

To the Board of Directors
SmarTire Systems Inc.

We consent to the use of our report dated September 12, 2003, on the consolidated balance sheets of SmarTire Systems Inc. as of July 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended July 31, 2003, included in this registration statement and prospectus on Form SB-2, and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated September 12, 2003 contains additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

"KPMG LLP" (signed)

Chartered Accountants

Vancouver, Canada
January 15, 2004
© 2003 KPMG LLP, the Canadian member firm of KPMG International, a Swiss cooperative. All rights reserved.